Filed Pursuant to Rule 433
                                                 Registration No. 333-131201
RFMSI Series 2006-S7 Trust
Mortgage Pass-Through Certificates,
Series 2006-S7

Residential Funding Mortgage Securities I, Inc.
Depositor

Residential Funding Corporation
Sponsor and Master Servicer

US Bank National Association
Trustee

Greenwich Capital Markets, Inc.
Lead Underwriter

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates, until we have accepted your offer to purchase Certificates.

The Certificates referred to in these materials are being sold when, as and if issued. The issuer is not obligated to issue such Certificates or any similar security and the underwriter's obligation to deliver such Certificates is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such Certificates when, as and if issued by the issuer. You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-422-2006.


RFMSI 06-S7 Final Structure                                            Deal Summary Report                    RFC067Y

----------------------------------------------------------------------------------------------------------------------------------
                                                      Assumptions
----------------------------------------------------------------------------------------------------------------------------------
Settlement        30-Aug-06 Prepay                     300 PSA
1st Pay Date      25-Sep-06


----------------------------------------------------------------------------------------------------------------------------------

Tranche         Balance        Coupon     Principal     Avg                                                               Dated
Name                                        Window      Life          Notes                                               Date
----------------------------------------------------------------------------------------------------------------------------------
AP             1,570,946.18     0.000000 09/06 - 07/36   5.688       Ratio Strip PO                                     01-Aug-06
AV           469,651,185.15     0.224928 09/06 - 07/36   5.778       WAC IO                                             01-Aug-06
A7            10,000,000.00     6.250000 09/11 - 07/36  11.044       Super Senior NAS                                   01-Aug-06
A10            2,500,000.00     6.250000 09/11 - 07/36  11.044       Senior Support NAS                                 01-Aug-06
A1            50,000,000.00     5.980000 09/06 - 07/36   4.223       Sequential Floater, Cap Corridor Contract          25-Aug-06
A2            50,000,000.00     0.270000 09/06 - 07/36   4.223       IO Inverse, Notional Balance                       25-Aug-06
R-I                  100.00     6.250000 09/06 - 09/06   0.069       Residual                                           01-Aug-06
R-II                 100.00     6.250000 09/06 - 09/06   0.069       Residual                                           01-Aug-06
A4            38,786,000.00     6.250000 09/11 - 07/36  11.044       Super Senior NAS                                   01-Aug-06
A5             1,512,000.00     6.250000 09/11 - 07/36  11.044       Senior Support NAS                                 01-Aug-06
A3           277,250,000.00     6.250000 09/06 - 09/13   3.368       Sequential                                         01-Aug-06
A6            10,420,000.00     6.250000 09/13 - 04/14   7.369       Sequential                                         01-Aug-06
A8            30,000,000.00     6.000000 04/14 - 07/36  11.867       Super Senior Sequential                            01-Aug-06
A9            30,000,000.00     6.500000 04/14 - 07/36  11.867       Super Senior Sequential                            01-Aug-06
M1            10,097,600.00     6.250000 09/06 - 07/36  10.667       AA-rated Subordinate                               01-Aug-06
M2             2,817,900.00     6.250000 09/06 - 07/36  10.667       A-rated Subordinate                                01-Aug-06
M3             1,878,600.00     6.250000 09/06 - 07/36  10.667       BBB-rated Subordinate                              01-Aug-06
B1               939,300.00     6.250000 09/06 - 07/36  10.667       BB-rated Subordinate                               01-Aug-06
B2               939,300.00     6.250000 09/06 - 07/36  10.667       B-rated Subordinate                                01-Aug-06
B3               939,338.97     6.250000 09/06 - 07/36  10.667       Unrated Subordinate                                01-Aug-06


----------------------------------------------------------------------------------------------------------------------------------



Replines                                                   Initial    Rem.
  #      Balance         WAC          Net     WAM   Age    IO Period  IO Period
  1  17,364,504.76 6.4176315550 6.1376315550   359   1      120      119
  2  64,373,686.16 6.4077887099 6.1277887099   358   2      n/a      n/a
  3 110,250,131.67 6.8481000000 6.5181000000   359   1      120      119
  4 277,662,862.56 6.8540000000 6.5240000000   358   1      n/a      n/a


Super Senior/Senior Support Classes
1.  A5 supports A4.
2. A10 supports A7, A8 and A9.

       Loss Limits for A10 bond:
       From A7                   250,000
       From A8                 1,125,000
       From A9                 1,125,000
                            -------------

       Total                   2,500,000


Denominations

1000 x 1000 for A6, A9.


Floaters/Inverses

A1     LIBOR + 0.60%, 6.25% cap, 0.60% floor, 5.98% initial coupon;  0 day delay
A2     5.65% - LIBOR, 5.65% cap, 0.00% floor, 0.27% initial coupon;  0 day delay


Cap Corridor Contract

A1 is the beneficiary of a cap corridor contract. The counterparty is Bear Stearns.

The strikes are 5.65% and 8.90% and the schedule is on the next worksheet tab.


Notional Balances
A2 reduces with A1.


Senior Pay Rules
Non-PO Principal Distribution:
Concurrently,
1.  Pay 13.8744532910% as follows:
     a)Pay A7 and A10 pro rata Priority Amount 1.
     b)Pay A1 until retired.
     c)Pay A7 and A10 pro rata until retired.
2.  Pay 86.1255467090% as follows:
     a)Pay R-I and R-II pro rata until retired.
     b)Pay A4 and A5 pro rata Priority Amount 2.
     c)Pay A3 until retired.
     d)Pay A6 until retired.
     e)Pay A8 and A9 pro rata until retired.
     f)Pay A4 and A5 pro rata until retired.


Priority Amount 1:
Priority Amount 1 = the sum of

(i) the product of (A) Scheduled Amortization, (B) the Shift Percentage and (C) Priority Percentage 1, and

(ii) the  product  of  (A)  Unscheduled  Amortization,   (B)  the  Prepay  Shift
     Percentage and (C) Priority Percentage 1.


Priority Amount 2:
Priority Amount 2 = the sum of

(i) the product of (A) Scheduled Amortization, (B) the Shift Percentage and (C) Priority Percentage 2, and

(ii) the  product  of  (A)  Unscheduled  Amortization,   (B)  the  Prepay  Shift
     Percentage and (C) Priority Percentage 2.


Shift Percentage =
Months 1-60                                        0%
Months 61 and on                                 100%

Prepay Shift Percentage =
Months 1-60                                        0%
Months 61-72                                      30%
Months 73-84                                      40%
Months 85-96                                      60%
Months 97-108                                     80%
Months 109 and on                                100%


Priority Percentage 1 =     A7 Balance + A10 Balance
                            ==========================
                            Non-PO Collateral Balance


Priority Percentage 2 =     A4 Balance + A5 Balance
                            ==========================
                            Non-PO Collateral Balance

Cap Corridor Contract Schedule




         25-Sep-06    50,000,000.00
         25-Oct-06    49,872,320.14
         25-Nov-06    49,711,381.69
         25-Dec-06    49,517,228.19
         25-Jan-07    49,289,953.62
         25-Feb-07    49,029,702.68
         25-Mar-07    48,736,670.91
         25-Apr-07    48,411,104.78
         25-May-07    48,053,301.51
         25-Jun-07    47,663,608.91
         25-Jul-07    47,242,424.93
         25-Aug-07    46,790,197.27
         25-Sep-07    46,307,422.67
         25-Oct-07    45,794,646.19
         25-Nov-07    45,252,460.33
         25-Dec-07    44,681,504.01
         25-Jan-08    44,082,461.43
         25-Feb-08    43,456,060.80
         25-Mar-08    42,803,072.98
         25-Apr-08    42,124,309.93
         25-May-08    41,420,623.14
         25-Jun-08    40,692,901.86
         25-Jul-08    39,942,071.31
         25-Aug-08    39,169,090.69
         25-Sep-08    38,374,951.17
         25-Oct-08    37,560,673.78
         25-Nov-08    36,727,307.18
         25-Dec-08    35,875,925.40
         25-Jan-09    35,007,625.44
         25-Feb-09    34,144,518.21
         25-Mar-09    33,295,997.12
         25-Apr-09    32,461,818.90
         25-May-09    31,641,744.31
         25-Jun-09    30,835,538.09
         25-Jul-09    30,042,968.88
         25-Aug-09    29,263,809.16
         25-Sep-09    28,497,835.19
         25-Oct-09    27,744,826.95
         25-Nov-09    27,004,568.05
         25-Dec-09    26,276,845.73
         25-Jan-10    25,561,450.73
         25-Feb-10    24,858,177.29
         25-Mar-10    24,166,823.04
         25-Apr-10    23,487,189.00
         25-May-10    22,819,079.48
         25-Jun-10    22,162,302.04
         25-Jul-10    21,516,667.45
         25-Aug-10    20,881,989.60
         25-Sep-10    20,258,085.51
         25-Oct-10    19,644,775.20
         25-Nov-10    19,041,881.71
         25-Dec-10    18,449,231.01
         25-Jan-11    17,866,651.96
         25-Feb-11    17,293,976.28
         25-Mar-11    16,731,038.47
         25-Apr-11    16,177,675.79
         25-May-11    15,633,728.20
         25-Jun-11    15,099,038.34
         25-Jul-11    14,573,451.44
         25-Aug-11    14,056,815.33
         25-Sep-11    13,548,980.35
         25-Oct-11    13,137,494.53
         25-Nov-11    12,734,073.69
         25-Dec-11    12,338,577.58
         25-Jan-12    11,950,868.32
         25-Feb-12    11,570,810.36
         25-Mar-12    11,198,270.41
         25-Apr-12    10,833,117.43
         25-May-12    10,475,222.60
         25-Jun-12    10,124,459.24
         25-Jul-12     9,780,702.81
         25-Aug-12     9,443,830.88
         25-Sep-12     9,113,723.07
         25-Oct-12     8,813,884.03
         25-Nov-12     8,520,257.71
         25-Dec-12     8,232,732.46
         25-Jan-13     7,951,198.55
         25-Feb-13     7,675,548.13
         25-Mar-13     7,405,675.16
         25-Apr-13     7,141,475.45
         25-May-13     6,882,846.57
         25-Jun-13     6,629,687.85
         25-Jul-13     6,381,900.35
         25-Aug-13     6,139,386.80
         25-Sep-13     5,902,051.63
         25-Oct-13     5,712,935.44
         25-Nov-13     5,528,014.18
         25-Dec-13     5,347,207.37
         25-Jan-14     5,170,435.96
         25-Feb-14     4,997,622.34
         25-Mar-14     4,828,690.25
         25-Apr-14     4,663,564.84
         25-May-14     4,502,172.59
         25-Jun-14     4,344,441.28
         25-Jul-14     4,190,300.01
         25-Aug-14     4,039,679.14
         25-Sep-14     3,892,510.31
         25-Oct-14     3,786,536.97
         25-Nov-14     3,682,929.46
         25-Dec-14     3,581,640.30
         25-Jan-15     3,482,622.89
         25-Feb-15     3,385,831.53
         25-Mar-15     3,291,221.39
         25-Apr-15     3,198,748.45
         25-May-15     3,108,369.57
         25-Jun-15     3,020,042.38
         25-Jul-15     2,933,725.34
         25-Aug-15     2,849,377.68
         25-Sep-15     2,766,959.43
         25-Oct-15     2,718,246.22
         25-Nov-15     2,670,368.19
         25-Dec-15     2,623,311.24
         25-Jan-16     2,577,061.51
         25-Feb-16     2,531,605.39
         25-Mar-16     2,486,929.47
         25-Apr-16     2,443,020.58
         25-May-16     2,399,865.77
         25-Jun-16     2,357,452.30
         25-Jul-16     2,315,767.66
         25-Aug-16     2,274,799.51
         25-Sep-16     2,233,039.68
         25-Oct-16     2,192,013.14
         25-Nov-16     2,151,707.33
         25-Dec-16     2,112,109.92
         25-Jan-17     2,073,208.77
         25-Feb-17     2,034,991.95
         25-Mar-17     1,997,447.74
         25-Apr-17     1,960,564.61
         25-May-17     1,924,331.21
         25-Jun-17     1,888,736.42
         25-Jul-17     1,853,769.26
         25-Aug-17     1,819,418.98
         25-Sep-17     1,785,674.98
         25-Oct-17     1,752,526.85
         25-Nov-17     1,719,964.36
         25-Dec-17     1,687,977.45
         25-Jan-18     1,656,556.22
         25-Feb-18     1,625,690.95
         25-Mar-18     1,595,372.08
         25-Apr-18     1,565,590.22
         25-May-18     1,536,336.12
         25-Jun-18     1,507,600.70
         25-Jul-18     1,479,375.03
         25-Aug-18             0.00